Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 for Dearborn Bancorp, Inc. (Registration No. 333-136667) of our report dated June 29, 2011 with respect to the 2010 financial statements and supplemental schedules of Fidelity Bancorp 401(k) Plan, which report is included in the 2010 Annual Report on Form 11-K for the year ended December 31, 2010.
BKD, llp
Indianapolis, Indiana
June 29, 2011